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Exhibit 23.1

        CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Dividend Capital Total Realty Trust Inc.

        We hereby consent to the use of our reports in this Current Report on Form 8-K, the first of which is dated February 9, 2007, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the Southfield Parkway; the second of which is dated February 9, 2007, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the Washington Commons Office Park; the third of which is dated February 9, 2007, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the Bandera Road Market Place; the fourth of which is dated February 9, 2007, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the 40 Boulevard Office Center; the fifth of which is dated February 9, 2007, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the Old Silver Springs Road; the sixth of which is dated February 14, 2007, with respect to the statement of revenues and certain expenses for the year ended December 31, 2005, for the 2030 Hanson Way; the seventh of which is dated February 9, 2007, with respect to the statement of revenues and certain expenses for the period from July 6, 2005 to December 31, 2005, for the 405 Pencader Drive; all included herein.

Ehrhardt Keefe Steiner & Hottman PC
February 21, 2006 Denver, Colorado

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  Exhibit 23.1